Exhibit 15.3

CONSENT OF EXPERT

I hereby consent to the use of and reference to my name, Sharron Sylvester, B.Sc. (Geol), RPGeo AIG, and the information listed below that I reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the United States Securities and Exchange Commission. I am a “Qualified Person” as defined in Regulation S-K 1300.

I have reviewed and approved the following:

●	The Form 20-F section titled: ‘The Description of The Kabanga Project’.

●	The Technical Report Summary titled “Kabanga 2023 Mineral Resource Update Technical Report Summary” effective November 30, 2023.

Dated this 29th day of March, 2024.

Yours sincerely,

/s/ “S T Sylvester”
Sharron Sylvester, B.Sc. (Geol), RPGeo AIG
Technical Director – Geology
OreWin Pty Ltd